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                                                                   EXHIBIT 99.1

            Press Release of CSB Bancorp, Inc., dated March 26, 2004


For Immediate Release

March 26, 2004

Millersburg, OH

Contact:  A. Lee Miller

The Board of Directors of CSB Bancorp, Inc. (OTC Bulletin Board CSBB:OB) announced today a first quarter cash dividend of $.13 per share, payable on April 20, 2004 to shareholders of record on March 31, 2004.

"The first quarter dividend represents an increase of 8.3% compared to the same period one year ago," said John J. Limbert, President and CEO of CSB Bancorp, Inc. "This increase is reflective of the Directors' strategy to provide a valued dividend return to our shareholders."

CSB Bancorp, Inc. is a one bank holding company, with assets of $306.2 million at December 31, 2003, operating nine banking centers in the Holmes, Wayne and Tuscarawas counties.